6/17/2009

To:

Joe Battiato and Peter Ubaldi

    This is to inform you that I am resigning effective June, 30 2009 from the board of directors of Homeland Security Network Inc.

    I am also resigning my position of Treasure and any other positions  I hold in Homeland Security Network Inc.

Thank You,

 /s/ Roy Pardini

Roy Pardini